Exhibit 99.1

IHEARTCOMMUNICATIONS, INC. ANNOUNCES CLOSING OF OFFERING

OF 10.625% PRIORITY GUARANTEE NOTES DUE 2023

San Antonio, Texas, February 26, 2015. iHeartCommunications, Inc. (“iHeartCommunications”) announced today the closing of its previously announced offering of $950.0 million aggregate principal amount of its 10.625% Priority Guarantee Notes due 2023 (the “Notes”).

The Notes are fully and unconditionally guaranteed on a senior secured basis by iHeartCommunications’ parent, iHeartMedia Capital I, LLC, and all of iHeartCommunications’ existing and future material wholly-owned domestic restricted subsidiaries. The Notes and the related guarantees are secured by (1) a lien on (a) the capital stock of iHeartCommunications and (b) certain property and related assets that do not constitute “principal property” (as defined in the indenture governing iHeartCommunications’ legacy notes), in each case equal in priority to the liens securing the obligations under iHeartCommunications’ senior secured credit facilities and existing priority guarantee notes and (2) a lien on the accounts receivable and related assets securing iHeartCommunications’ receivables based credit facility junior in priority to the lien securing iHeartCommunications’ obligations thereunder.

iHeartCommunications used the gross proceeds from the offering to prepay at par $916.1 million of the loans outstanding under its term loan B facility and $15.2 million of the loans outstanding under its term loan C asset sale facility, to pay accrued and unpaid interest with regard to such loans to, but not including, the date of prepayment and to pay fees and expenses related to the offering and the prepayment. iHeartCommunications intends to use the remaining proceeds for general corporate purposes, including repayment of indebtedness.

The Notes and related guarantees were offered only to “qualified institutional buyers” in reliance on the exemption from registration pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside of the United States in compliance with Regulation S under the Securities Act. The Notes and the related guarantees were not registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

About iHeartCommunications

iHeartCommunications, Inc. is a leading global media and entertainment company specializing in radio, digital, outdoor, mobile, social, live events, on-demand entertainment and information services for national audiences and local communities and providing premier opportunities for advertisers.

Media:

Wendy Goldberg

Executive Vice President, Communications

(212) 377-1105

Investors:

Effie Epstein

Vice President, Planning and Investor Relations

(212) 377-1116